Exhibit 2

April 12, 2006

AEW Targeted Securities Fund, L.P.

World Trade Center East

Two Seaport Lane

Boston, MA 02210-2021

Attn: Mr. Robert G. Gifford

Re:                             Golf Trust of America, Inc. — Option to Acquire Series A Convertible Redeemable Preferred Stock

Gentlemen:

As you know, Golf Trust of America, Inc. (the “Company”) has engaged Houlihan Lokey Howard & Zukin (“Houlihan”) to assist the Company in its implementation of the Company’s stockholder approved plan of liquidation or a recapitalization of the Company. In the foregoing context, and in consideration of a more expeditious completion of the Company’s liquidation process, which the Company expects will allow the Company to maximize the value received by all of its stockholders, the Company requests that AEW Targeted Securities Fund, L.P. (“AEW”) confirm by countersigning below AEW’s agreement to and approval of the terms of this letter agreement (the “Agreement”).

1.                                      Option Agreement.

1.1.          AEW hereby grants the Company the option (the “Option”), exercisable by the Company in the Company’s sole discretion, to purchase, on or before June 30, 2006 (the “Option Termination Date”), all 800,000 shares of the Company’s Series A Cumulative Convertible Redeemable Preferred Stock held by AEW Targeted Securities Fund, L.P. (“AEW”) including, without limitation, all of AEW’s rights to Liquidation Preferences (as defined in the Company’s Articles Supplementary, including, without limitation, Liquidation Preferences in respect of any accrued and unpaid dividends) payable in respect of such shares as of the Company’s exercise of the Option (the “Series A Shares”), for a total price of $20,000,000.00 (the “Exercise Price”); provided, however, that the Option shall only be exercisable by the Company in the event that the business of the Westin Innisbrook Golf Resort (the “Resort”) is purchased for cash consideration of no more than $35,000,000.

1.2           Except to the extent expressly limited by the final clause of Section 1.1, exercise of the Company’s purchase rights pursuant to the Option may be made at any time on or before the Option Termination Date by delivery to AEW in the manner set forth in Section 7 of this Agreement of a duly executed notice of exercise in the form set forth in Exhibit A hereto (the “Notice”), provided that within three (3) business days of the date the Notice is delivered to AEW, the Company shall have delivered to AEW the Exercise Price by wire transfer or cashier’s check of immediately available funds drawn on a United States bank.

1.3           Upon the Company’s exercise of the Option and payment of the Exercise Price in accordance with the provisions of Section 1.2, all rights of AEW pursuant to any agreements between AEW and the Company, the Company’s Articles Supplementary or otherwise shall terminate, and the Series A Shares shall be authorized and unissued shares of Preferred Stock to which AEW shall no longer have any ownership rights.

2.                                      Representations and Warranties of AEW.

2.1           This Agreement has been duly authorized, executed and delivered by or on behalf of AEW.

2.2           The execution and delivery by AEW of, and the performance by AEW of its obligations under, this Agreement shall not contravene (i) any provision of applicable law, or (ii) the organizational documents of AEW, or (iii) any agreement or other instrument binding upon AEW or any judgment, order or decree of any governmental body, agency or court having jurisdiction over AEW, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by AEW of its obligations under this Agreement.

2.3           AEW has, and on the date that the Company exercises the Option (if the Option is exercised) will have (i) good and marketable title to the Series A Shares to be sold by AEW free and clear of all security interests, claims, liens, equities or other encumbrances known to or arising through AEW (except for encumbrances arising under this Agreement), and (ii) the legal right and power, and all authorization and approval required by law, to (A) enter into this Agreement, and to (B) sell, transfer and deliver the Series A Shares to be sold by AEW or a security entitlement in respect of the Series A Shares.

2.4           Upon delivery to the Company of certificates representing the Series A Shares to be sold by AEW, each endorsed to the Company or in blank, by an effective endorsement and payable therefore by the Company pursuant to this Agreement, the Company will, assuming the Company does not have notice of any adverse claims thereof, acquire the Series A Shares to be sold by AEW free and clear of adverse claims.

2.5           AEW has not transferred (i) any rights or interest in the Series A Shares or (ii) any rights pursuant to its agreements with the Company (“Contract Rights”).

3.                                      Representations and Warranties of the Company.

3.1           This Agreement has been duly authorized, executed and delivered by or on behalf of the Company.

3.2           The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement shall not contravene the organizational documents of the Company, or any agreement or other instrument binding upon the Company or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement.

4.                                      Covenants and Agreements of AEW.

4.1           AEW shall not transfer the Series A Shares or Contract Rights unless each transferee receiving the Series A Shares or Contract Rights enters into a binding written agreement with the Company providing that (i) such transferee agrees to be bound by the obligations of AEW under this Agreement, and (ii) such transferee will not subsequently transfer any of the Series A Shares or Contract Rights without the prior written consent of the Company.

4.2           In the event that AEW exercises any redemption right on or before the Option Termination Date, or in the event that a transaction involving the Company which would give AEW a right to liquidation preference payments or mandatory redemption arises on or before the Option Termination Date, the aggregate redemption price or liquidation payment, as the case may be, in respect of the Series A Shares shall be the Exercise Price.

4.3           At such time as the Company requests AEW’s consent or approval in contemplation of a merger, acquisition or recapitalization of the Company, a sale of all or substantially all of the assets of the Company, or any similar transaction requiring its consent as the holder of the Series A Shares, AEW will approve and consent to such transaction, and will waive any rights to dissent from the approval of such a transaction, provided that the Company will pay to AEW the Exercise Price within three (3) business days of the Company’s exercise of the Option in accordance with the terms of this Agreement in connection with such transaction.

5.             Expenses. The Company agrees to pay the reasonable and actually incurred legal expenses of AEW associated with (i) this Agreement and (ii) AEW’s filings with the Securities and Exchange Commission in connection with this Agreement.

6.             Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of New York, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to principles of conflict of laws. Any action or proceeding arising from or relating to this Agreement must be brought in New York, and each party irrevocably submits to the jurisdiction and venue of any such court in any such action or proceeding.

7.             Notices. All communications pursuant to this Agreement shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Company:

Golf Trust of America, Inc.
10 North Adgers Wharf
Charleston, South Carolina  29401
Attention:  Mr. W. Bradley Blair, II
President & Chief Executive Officer

with a copy to:

O’Melveny & Myers LLP
275 Battery Street, Suite 2600
San Francisco, California 94111-3305
Facsimile:  (415) 984-8701
Attention:  Peter T. Healy, Esq.

If to AEW:

AEW Targeted Securities Fund, L.P.
World Trade Center East
Two Seaport Lane
Boston, MA 02210-2021
Attention: Mr. Robert G. Gifford

with a copy to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA  02109
Facsimile:  (617) 523-1231
Attention:  Laura C. Hodges Taylor, Esq.

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, (ii) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iii) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth above.

Any party hereto may change the address for receipt of communications by giving written notice to the other party.

8.             Successors Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and to their respective successors, and no other person shall have any right or obligation hereunder.

9.             Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

10.        Remedies. The Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. AEW agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

11.          Entire Agreement. This Agreement constitutes the entire agreement of the Company and AEW with respect to the matters discussed herein. Except as set forth in this Agreement, all other agreements between the parties shall be in full force and effect and unmodified.

12.          Counterparts. This Agreement may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

Thank you.

Very truly yours,

/s/ W. Bradley Blair, II

W. Bradley Blair, II
Chief Executive Officer, President and
Chairman of the Board of Directors of
Golf Trust of America, Inc.

AGREED TO AND APPROVED BY:

“AEW”

AEW Targeted Securities Fund, L.P.

By:	AEW TSF, L.L.C., its General Partner

By:	AEW TSF, Inc., its Managing Member

By:	/s/ Robert G. Gifford
Printed Name: Robert G. Gifford
Title: President, AEW TSF, Inc.

EXHIBIT A

NOTICE OF EXERCISE

To:	AEW Targeted Securities Fund, L.P.	Date: , 2006
World Trade Center East
Two Seaport Lane
Boston, MA 02210-2021
Attn: Mr. Robert G. Gifford

The undersigned hereby elects to exercise the Option granted pursuant to the attached letter agreement between AEW Targeted Securities Fund, L.P. and Golf Trust of America, Inc. (the “Agreement”). Payment of the Exercise Price shall be made in accordance with the provisions of Section 1.2 of the Agreement.

By:
Printed Name:
Title: